                                                                    Exhibit 99.1


                                                         (WHITE ELECTRONIC LOGO)


FOR IMMEDIATE RELEASE

Contact:   Hamid Shokrgozar                    Michael Brod
           White Electronic Designs Corp.      White Electronic Designs Corp.
           602-437-1520                        917-576-1043
           hamid@whiteedc.com                  mbrod@whiteedc.com

   WHITE ELECTRONIC DESIGNS ANNOUNCES STRONG THIRD QUARTER FISCAL 2003 RESULTS

         -        NET SALES OF $32.2 MILLION
         -        BASIC EPS OF $0.13
         -        BACKLOG OF $49.6 MILLION

Phoenix, AZ. July 30, 2003 - White Electronic Designs Corporation (NASDAQ: WEDC) today reported results for the three months ended June 28, 2003.

Net sales for the third quarter of fiscal year 2003 were $32.2 million, up 39% from $23.2 million in the prior year's third quarter, and up approximately 12% sequentially from net sales of $28.6 million in the immediately preceding quarter. The 2003 third quarter included $6.2 million of net sales from Interface Data Systems (IDS), which was acquired by the Company on January 22, 2003.

Net income for the third quarter of fiscal 2003 was $2,713,000 or 13 cents basic earnings per share, up 94% from net income of $1,401,000 or 7 cents basic earnings per share in the prior year's third quarter, and up approximately 10% sequentially from net income of $2,470,000 or 12 cents basic earnings per share in the immediately preceding quarter.

"Our businesses continued to deliver solid performances for the quarter," stated Hamid Shokrgozar, Chairman and CEO of White Electronic Designs. "We are also very pleased with our sequential revenue growth and profit performance during the third quarter. We believe the diversity of our product lines has enabled us to achieve these results." He continued, "Our backlog remains solid at $49.6 million, of which our Microelectronic military products accounted for $26.5 million, or 53% of the total backlog at the end of the period."

 "Gross profit, for the fiscal third quarter, reached approximately $10.4 million, or 32.3% of net sales, compared with $7.3 million, or 31.7%, in the prior year's third quarter, and $9.6 million, or 33.4%, in the immediately preceding quarter. Our operating income totaled $4.0 million, or approximately 13% of net sales, up 79% from the prior year's third quarter operating income of $2.3 million, and up 9% sequentially from the immediately preceding quarter's operating income of $3.7 million."

"We ended the quarter with $15.6 million of cash, an increase of $4.4 million from the previous quarter. This increase was primarily attributable to approximately $5.1 million of cash provided by operating activities, offset by approximately $0.9 million of capital expenditures in the quarter."

"During the quarter, the Company filed a Registration Statement with the Securities and Exchange Commission for a public offering of its common stock. Pursuant to the Registration Statement, we successfully completed the sale of
4.5 million common shares at a price of $10 per share on July 8,
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                                                         (WHITE ELECTRONIC LOGO)


2003. In the offering, 2.2 million of these shares represented newly issued shares, and resulted in net proceeds to the Company of approximately $20 million, a portion of which was used, in July, to repay $5.2 million of long-term debt remaining from the IDS acquisition. The remaining 2.3 million shares were sold by selling shareholders and did not generate proceeds for the Company."

"The results of these financing activities will be included in our fourth quarter financial statements. We expect to use the balance of the net proceeds from the offering for potential acquisitions and general corporate purposes, including expansion of our research and development relating to new products and our anti-tamper technology for microelectronic products."

"We remain confident about the long-term growth prospects of our product offerings and the strength of our diversified business model," concluded Mr. Shokrgozar.

Microelectronic Segment Highlights

         - Net sales for the Microelectronic segment increased 30% to $16.2 million in the third quarter from $12.4 million for the same period of the prior year primarily as a result of a $700,000, or 8%, increase in shipments to military customers, and the addition of approximately $2.6 million of net sales from IDS' commercial products. Military products accounted for 62%, or approximately $10.0 million, of the total Microelectronic sales. Our sales to data communications customers totaled $3.6 million, or 22%, of the total Microelectronic sales.

         - Gross profit for the quarter increased to $6.4 million from $4.8 million for the same period in 2002, primarily due to the increase in Microelectronic military product sales, favorable product mix, and the inclusion of IDS' results.

         - Backlog at the end of the period for this segment totaled $32 million, or approximately 65%, of the total company backlog. Military products accounted for approximately 83% of the Microelectronic segment's backlog, and 53% of the total company backlog.

         - We developed a company proprietary specification on advanced anti-tamper technology.

         -        We successfully completed ISO 9001-2000 certification.

         - Our commercial Microelectronic group received $1.7 million of new orders for a high-end server application.

         - We applied for U. S. patent protection for a new high-density double data rate DRAM module.

         - New orders received for this segment totaled $13.6 million, or approximately 49%, of the total new orders received for the entire corporation. Military products accounted for over 60% of the Microelectronic segment's bookings, including the following awards:

                  - Awarded production order for multichip module used on the Joint Direct Attack Munitions (JDAM) program

                  - Awarded an initial development contract for multichip module used on the JTRS radio

                  - Implemented advanced Flip-chip processes for F-16 aircraft and Joint Strike Fighter programs

Display Segment Highlights

         - Net sales for the Display segment increased 49% to $16.0 million in the third quarter from $10.8 million in the same period of the prior year. This was primarily due to a $1.5 million, or 20%, increase of our commercial display sales, and $3.5 million of additional sales generated from IDS interface products. IDS interface products accounted for 22% of the segment sales.
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                                                         (WHITE ELECTRONIC LOGO)


         - Gross profit for the quarter increased to $4.0 million from $2.5 million for the same period in 2002, primarily due to the additional profit generated from our commercial display products and the IDS interface products.

         - Backlog at the end of the period for this segment totaled $17.6 million or approximately 35% of the total company backlog.

         - New orders received for this segment totaled $14.2 million or approximately 51% of the total new orders received for the entire company. IDS interface products accounted for 25% of the Display segment new orders.

         - We successfully delivered prototype products used in ATM applications and recreational marine products.

         - We delivered the first production units of Chrysler's automotive diagnostic display units.

         - The acquisition of IDS has allowed us to integrate our display capabilities with their keypad technology, and we are seeing initial interest in these products from new customers.

IDS Acquisition Update and Highlights

The integration of IDS is moving forward as expected with continuous improvement anticipated over the next twelve months.

         - The Company has continued to receive multi-million dollar follow-on orders from a major appliance manufacturer.

         - IDS has delivered the first subsystems comprised of a multichip module manufactured by our military division combined with other components using IDS' integration capabilities

         - We are in the process of consolidating the manufacturing operations of our Massachusetts commercial products division with our IDS Phoenix facility. We expect to complete the consolidation by the end of October 2003. During the third quarter we recognized approximately $160,000 of severance, and other, costs related to this consolidation, and expect to accrue an additional $480,000 of related expenses in the fourth quarter.

White Electronic Designs Corporation designs, develops and manufactures innovative components and systems for high technology sectors in military, industrial, medical and commercial markets. White's products include advanced semiconductor packaging of high-density memory products and state-of-the-art microelectronic multi-chip modules for military and defense industries; data and telecommunications markets; Anti-Tamper security coatings for mission-critical semiconductor components in defense and secure commercial applications; enhanced and ruggedized high-legibility flat-panel displays for commercial, medical, defense and aerospace systems; digital keyboard and touch-screen operator-interface systems; and electromechanical assemblies for OEM's in commercial and military markets. White is headquartered in Phoenix, Arizona, and has design and manufacturing centers in Arizona, Massachusetts, Indiana, Ohio and Oregon. To learn more about White Electronic Designs Corporation's business, as well as employment opportunities, visit our website, WWW.WHITEEDC.COM. To learn more about White Electronic Designs' subsidiaries please visit their websites, WWW.PANELVIEW.COM & WWW.INTERFACEDATA.COM.

Cautionary Statement

This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking
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                                                         (WHITE ELECTRONIC LOGO)


statements. The words, "believe," "expect," "anticipate," "estimate" and other similar statements of expectation identify forward-looking statements and include statements relating to our confidence about the long-term growth prospects of our products and the strength of our diversified business model; our expectations regarding the continuous improvement of the business over the next twelve months; our expectations regarding the use of the net proceeds from our common stock offering; and our expectations regarding our completion of the plant consolidation and anticipated expenses related to the consolidation. These forward-looking statements speak only as of the date the statement was made and are based upon management's current expectations and beliefs and are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified, that could cause actual results to differ materially from those described in the forward-looking statements. In particular, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: difficulties associated with successfully integrating White's and IDS's businesses and technologies, reductions in demand for the Company's products, the loss of a significant customer, the inability to procure required components, any further downturn in the high technology data and telecommunications industries, reductions in military spending or changes in the acquisition requirements for military products, the inability to develop, introduce and sell new products or the inability to develop and implement new manufacturing technologies, the ability to locate appropriate acquisition candidates, negotiate an appropriate purchase price, and integrate into the Company the people, operations, and products from acquired businesses, and changes or restrictions in the practices, rules and regulations relating to sales in international markets.

Additionally, other factors that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements are included in Exhibit 99.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 29, 2003 and under the heading "Risk Factors" in the Company's Registration Statement on Form S-3 and in the Company's Annual Report on Form 10-K for the year ended September 28, 2002. You are cautioned not to place undue reliance on our forward-looking statements. We do not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this press release, or to reflect the occurrence of unanticipated events.

                      WHITE ELECTRONIC DESIGNS CORPORATION
                       CONSOLIDATED INCOME STATEMENT DATA
           (in thousands of dollars, except share and per share data)


                                                          Three months ended                Nine months ended
                                               --------------------------------       --------------------------------
                                               June 28, 2003      June 29, 2002       June 28, 2003      June 29, 2002
                                               -------------      -------------       -------------     --------------
Net sales                                       $     32,214       $     23,204       $     84,456       $     66,724
Cost of sales                                         21,790             15,855             56,043             45,691
                                                ------------       ------------       ------------       ------------
Gross profit                                          10,424              7,349             28,413             21,033
                                                ------------       ------------       ------------       ------------

Operating expenses:
  Research and development                             1,621              1,006              4,260              3,149
  Selling, general and administrative                  4,365              3,693             12,476             10,616
  Amortization of goodwill                                --                378                 --              1,126
  Amortization of intangible assets                      402                 21                701                 63
                                                ------------       ------------       ------------       ------------
  Total operating expenses                             6,388              5,098             17,437             14,954
                                                ------------       ------------       ------------       ------------
Operating income                                       4,036              2,251             10,976              6,079
  Interest expense                                        40                 47                 84                 74
  Interest income                                        (43)               (40)              (152)              (112)
                                                ------------       ------------       ------------       ------------

Income before income taxes                             4,039              2,244             11,044              6,117
  Provision for income taxes                           1,326                843              3,631              2,326
                                                ------------       ------------       ------------       ------------

Net income                                      $      2,713       $      1,401       $      7,413       $      3,791
                                                ------------       ------------       ------------       ------------

Basic net income per share                      $       0.13       $       0.07       $       0.36       $       0.19
Basic weighted average common shares              20,975,359         19,893,154         20,552,630         19,745,274
                                                ------------       ------------       ------------       ------------
Diluted net income per share                    $       0.12       $       0.07       $       0.34       $       0.18
Diluted weighted average-common shares
    and equivalents                               22,220,548         20,852,452         21,956,702         20,814,907
                                                ------------       ------------       ------------       ------------

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                      WHITE ELECTRONIC DESIGNS CORPORATION
                         CONSOLIDATED BALANCE SHEET DATA
                           (in thousands of dollars)


                                                     June 28,    September 28,
                                                       2003         2002
                                                     -------     -------------
ASSETS
Current Assets
    Cash                                             $15,555      $12,097
    Accounts receivable, less allowance for
    doubtful accounts of $518 and $626                22,064       14,916
    Inventories, net                                  18,185       16,109
    Prepaid expenses                                   1,431          575
    Deferred income taxes                              2,877        3,995
                                                     -------      -------
       Total Current Assets                           60,112       47,692
    Property, plant and equipment, net                15,880       10,481
    Deferred income tax asset                             --        3,122
    Goodwill, net                                     16,493        6,516
    Intangible assets, net                             6,749          370
    Other assets, net                                    409          185
                                                     -------      -------
       Total  Assets                                 $99,643      $68,366
                                                     -------      -------

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities

Current portion, long term debt                      $   351      $    --
    Accounts payable                                   9,029        6,037
    Accrued salaries and benefits                      2,750        2,344
    Accrued expenses                                   3,187        3,407
    Deferred revenue                                   4,423          435
                                                     -------      -------
       Total Current Liabilities                      19,740       12,223
Long term debt                                         4,822           --
Accrued long-term pension liability                      471          671
Deferred income tax liability                          1,183           --
Other long term liabilities                              667          702
                                                     -------      -------
       Total Liabilities                              26,883       13,596
                                                     -------      -------
     Shareholders' Equity                             72,760       54,770
                                                     -------      -------
     Total Liabilities and Shareholders' Equity      $99,643      $68,366
                                                     -------      -------

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                      WHITE ELECTRONIC DESIGNS CORPORATION
                           CONSOLIDATED CASH FLOW DATA
                            (in thousands of dollars)


                                                              Nine months ended
                                                          June 28,        June 29,
                                                            2003           2002
                                                          --------       --------
 Net cash provided by operating activities                $ 14,133       $  7,468
                                                          --------       --------

 INVESTING ACTIVITIES:
 Acquisition of property, plant & equipment                 (1,877)        (4,321)
 Cash paid for acquisition, net of cash acquired            (8,391)            --
                                                          --------       --------
 Net cash used in investing activities                     (10,268)        (4,321)
                                                          --------       --------

 FINANCING ACTIVITIES:
 Borrowings on line of credit                                6,128             --
 Repayments on line of credit                               (6,128)            --
 Borrowings under long-term debt                             6,000          3,083
 Retirement of long-term debt                               (7,768)        (1,662)
 Issuance of common stock                                    1,361          1,561
                                                          --------       --------
 Net cash provided by/(used in) financing activities          (407)         2,982
                                                          --------       --------

 Net change in cash                                       $  3,458       $  6,129
 Cash at beginning of year                                  12,097          5,032
                                                          --------       --------
 Cash at end of quarter                                   $ 15,555       $ 11,161
                                                          --------       --------


 NON-CASH INVESTING AND FINANCING ACTIVITIES
Issuance of common stock and common stock options
for acquisition of Interface Data Systems, Inc.           $  9,072             --
Issuance of common stock relating to the
acquisition of Panelview, Inc.                                  --       $    128
                                                          --------       --------